Exhibit 10.1

Notice of Grant of Stock	American Eagle Outfitters, Inc.
Options and Option Award	77 Hot Metal Street
Agreement	Pittsburgh, PA 15203

Participant Id	Plan:	2005A
Participant Name	Product ID:

Effective <insert grant date>, you have been granted a non-qualified stock option to buy <insert shares granted>shares of American Eagle Outfitters, Inc. stock at $<insert grant price> per share. This option is subject to all of the terms and conditions contained in this Notice and Agreement, the attached Terms and Conditions of Non-Qualified Stock Option, and the terms and conditions set forth in the Company’s 2005 Stock Award and Incentive Plan, as amended and restated on June 16, 2009 (the “Plan”).
Options for shares will vest evenly as to one third of the shares over three years on the anniversary of the grant date and become fully exercisable on the third anniversary of the grant date and shall remain exercisable for the period ending on the expiration date of <insert expiration date>.
By signing below or by electronic acceptance, you agree that this option is governed by this Notice and Agreement, and by the terms and conditions contained in the Plan, as amended from time to time, and incorporated into this Notice and Agreement by reference.
American Eagle Outfitters, Inc.

By:

Electronic Signature

TERMS AND CONDITIONS OF NON-QUALIFIED STOCK OPTION
1. Grant of Option. The Company hereby grants to Employee under the Company’s 2005 Stock Award and Incentive Plan, as amended and restated on June 16, 2009 (the “Plan”), as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his or her services, a non-qualified stock option to purchase, on the terms and conditions of the Plan and of this Notice and Agreement, all or any part of the number of shares set forth on page 1 of this Notice and Agreement. The option granted hereby is not intended to be an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
2. Exercise Price. The purchase price per share shall be payable: (1) in cash or its equivalent; or (2) at the discretion of the Committee with previously acquired shares of the Company’s common stock, or (3) by any other means the Committee shall permit.
3. Termination of Option. Each option granted under the Plan shall terminate upon the first to occur of the following events: (a) the date for expiration set forth on page 1 of this Notice and Agreement; (b) immediately upon the date and time of the employee’s Termination of Service (as defined in the Plan) for a reason other than the employee’s Death, Disability or Retirement, unless the Committee in its sole discretion decides to extend the exercisability of the option to not more than three (3) months from the Termination of Service; (c) the vesting of options shall accelerate on the date of the employee’s Termination of Service by reason of Death or Disability and shall remain exercisable for one year; or (d) on the date of the Employee’s Termination of Service by reason of Retirement (i) for options that are exercisable upon the termination of Employee’s employment, they shall remain exercisable for one year after the termination of employment, and (ii) for options that are not exercisable upon the termination of Employee’s employment, the options shall continue to vest and shall be exercisable for one year after the vesting date when such options first become exercisable.
4. Death of Employee. To the extent exercisable after Employee’s death, the option shall be exercised only by Employee’s designated beneficiary or beneficiaries. If Employee fails to make an effective beneficiary designation, or if no beneficiary survives Employee, then the option shall be exercised by the administrator or executor of the Employee’s estate.
5. Exercise of Option. The option may be exercised by the person then entitled to do so as to any shares which may then be purchased by giving written notice of exercise to the Secretary of the Company, specifying the number of shares to be purchased and accompanied by full payment for the shares (including the amount of any income tax the Company determines is required to be withheld by reason of such exercise), or by such other administrative exercise and payment procedures as may be established by the Company from time to time.
6. Forfeiture of Award. Notwithstanding anything in this Notice and Agreement to the contrary, the Shares represented by this Award may be forfeited in accordance with the provisions of Section 10 of the Plan.
7. No Right to Continued Employment. Employee understands and agrees that this Notice and Agreement does not impact in any way the right of the Company, or any Affiliate of the Company employing Employee, to terminate or change the terms of the employment of Employee at any time for any reason whatsoever, with or without cause. Employee understands and agrees that his or her employment with the Company or an Affiliate is on an “at-will” basis only.
8. Addresses for Notices. Any notice to be given to the Company under the terms of this Notice and Agreement shall be addressed to the Company, Stock Option Administrator, c/o Human Resources, at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203, or at such other address as the Company may hereafter designate in writing. Any notice to be given to Employee shall be addressed to Employee at the address set forth on page 1 of this Notice and Agreement, or at such other address for Employee maintained on the books and records of the Company.
9. Non-Transferability of Option. Except as provided below, the option granted and the rights and privileges conferred by this Notice and Agreement shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process, other than: (a) by will; (b) by the laws of descent and distribution; or (c) as provided in Section 11(b) of the Plan.
10. Plan Governs. This Notice and Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Notice and Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Undefined capitalized terms used in this Notice and Agreement shall have the meanings set forth in the Plan.
11. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Notice and Agreement.
12. Agreement Severable. In the event that any provision in this Notice and Agreement shall be held invalid or unenforceable for any reason, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Notice and Agreement.